Exhibit 21.1

SUBSIDIARIES OF ATLAS AMERICA, INC.

Atlas America, Inc.	Pennsylvania
AIC, Inc.	Delaware
Anthem Securities, Inc.	Pennsylvania
Atlas Energy Corporation	Ohio
AED Investments, Inc.	Delaware
Atlas Resources, Inc.	Pennsylvania
ARD Investments, Inc.	Delaware
Pennsylvania Industrial Energy, Inc.	Pennsylvania
Atlas Information Management, LLC	Pennsylvania
Resource Energy, Inc.	Delaware
REI-NY, Inc.	Delaware
Resource Well Services, Inc.	Delaware
Viking Resources Corporation	Pennsylvania
RFI Holding Company, Inc.	Ohio
Viking Investments, Inc.	Delaware
Atlas Noble Corp.	Delaware
Atlas America Mid-Continent, Inc.	Delaware
Atlas Pipeline Partners GP, LLC	Delaware
Atlas Pipeline Partners, L.P.	Delaware
APC Acquisition, LLC	Delaware
Atlas Pipeline Operating Partnership, L.P.	Delaware
Atlas Pipeline New York, LLC	Pennsylvania
Atlas Pipeline Ohio, LLC	Pennsylvania
Atlas Pipeline Pennsylvania, LLC	Pennsylvania
Atlas Pipeline Mid-Continent LLC	Delaware
Elk City Oklahoma Pipeline, L.P.	Texas
Elk City Oklahoma GP, LLC	Delaware